UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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VISICU, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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June 15, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of VISICU, INC. to be held on Thursday, July 26, 2007 at 9:30 a.m. Eastern Daylight Savings Time at the Baltimore International College, 206 East Redwood Street, 2nd floor, Baltimore, MD 21202.

The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year.

We hope that you can join us. However, whether or not you plan to attend the meeting, please vote by signing and returning your proxy card in the enclosed envelope as soon as possible so that your vote will be counted.

Sincerely,

/s/ Frank T. Sample
Chairman of the Board

June 15, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

Visicu, Inc. will hold its Annual Meeting of Stockholders on July 26, 2007 at 9:30 a.m. Eastern Daylight Savings Time at the Baltimore International College, 206 East Redwood Street, 2nd floor, Baltimore, MD 21202.

At the Annual Meeting of Stockholders we will ask you to:

•	elect three directors to serve until the 2010 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

•	approve an increase in the number of shares of our Common Stock that may be issued under the Visicu, Inc. Equity Incentive Plan, for specific awards in 2007 only;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	transact any other business that properly comes before the Annual Meeting of Stockholders.

The Board of Directors has selected May 31, 2007 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders. For ten days before the Annual Meeting of Stockholders, a complete list of stockholders as of that date will be available for inspection by any stockholder, for any purpose relating to the Annual Meeting of Stockholders, during ordinary business hours, at our principal executive offices at 217 East Redwood Street, Suite 1900, Baltimore, Maryland 21202.

Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

This Proxy Statement, a proxy card and our 2006 Annual Report on Form 10-K are being distributed to our stockholders on or about June 15, 2007.

By Order of the Board of Directors,

/s/ Michael J. Breslow
Secretary

GENERAL INFORMATION

Q:	Who is soliciting my proxy?

A:	The Board of Directors — the Board — of VISICU, Inc. — we, us or the Company — is sending you this Proxy Statement in connection with the Board’s solicitation of proxies for use at the 2007 Annual Meeting of Stockholders — the Annual Meeting. Certain of our directors, officers and employees also may solicit proxies on the Board’s behalf by mail, phone, email, fax or in person.

Q:	Who is paying for this solicitation?

A:	We will pay the entire cost of soliciting proxies, including the charges of brokerage firms and other custodians, nominees or fiduciaries for forwarding proxy materials to beneficial owners. We may hire a proxy solicitation firm at a standard industry compensation rate. Additionally, our directors, officers and employees who may solicit proxies in person, by telephone, or by other means of communications will not receive additional remuneration.

Q:	What am I voting on?

A:	You will be voting on three proposals. Proposal One is for the election of Mr. Michael G. Bronfein, Mr. Van R. Johnson, and Dr. Brian A. Rosenfeld to the Board. Each has been nominated for election for a three-year term ending at the 2010 Annual Meeting of Stockholders.

Proposal Two is for the approval of an amendment to Visicu’s Equity Incentive Plan that will increase the option pool available for grants for specific awards in 2007 only.

Proposal Three is for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007.

In addition, you may vote on such other business as may properly come before the meeting.

Q:	Who can vote?

A:	Only stockholders of record at the close of business on May 31, 2007, the record date for the Annual Meeting, may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting.

Q:	How do I vote and how do I revoke my proxy?

A:	You may vote your shares either in person or by proxy. To vote by proxy, please following the instructions indicated on the enclosed proxy card or mark, date, sign and mail the enclosed proxy card in the postage-prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person — by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card.

If you vote by proxy, the individuals named as proxies will vote your shares as you instruct. If you validly vote your shares by signing and returning your proxy card but do not provide any voting instructions, the individuals named as proxies will vote your shares FOR the election of the nominees for director, FOR the amendment to the Visicu Equity Incentive Plan and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007.

Q:	What is the deadline for submitting a proxy?

A:	In order to be counted, proxies must be received by 11:59 p.m. Eastern Time on July 25, 2007.

Q:	What constitutes a quorum?

A:	Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy. We include the shares of persons who abstain in determining those present and entitled to vote. We also include shares held by brokers in “street” or “nominee” name when the broker has discretionary authority to vote on at least one matter.

Q:	What vote is needed?

A:	For Proposal One, the election of directors, the three nominees are elected by the affirmative vote of a plurality of the shares of our Common Stock cast, in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not affect the outcome of the election. “Broker non-votes” — votes that brokers do not have the discretion to cast because they have not received instructions from the beneficial holders — also will not affect the outcome of the election.

Approval of Proposal Two and Proposal Three and any other matter that may come before the Annual Meeting generally requires the affirmative vote of the majority of shares present, in person or represented by proxy and entitled to vote at the Annual Meeting. On these matters, in determining whether such proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted and will have no affect the outcome of the vote.

Q:	When must stockholder proposals be submitted to be included in the proxy statement for the 2008 Annual Meeting?

A:	To have your stockholder proposal be considered for inclusion in the proxy statement and proxy card for our 2008 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, your proposal must be received at our principal executive offices at 217 East Redwood Street, Baltimore, MD 21202, addressed to our Secretary, no later than February 16, 2008.

Q:	When must stockholder proposals be submitted if they are not intended to be included in the proxy statement for the 2008 Annual Meeting?

A:	Stockholder proposals that are not intended for inclusion in our 2008 proxy materials may be brought before the 2008 Annual Meeting of Stockholders so long as we receive notice of the proposal, addressed to our Secretary at our principal executive offices, not later than April 27, 2008 nor earlier than March 28, 2008.

Q:	How does the Board select nominees for the Board?

A:	The Nominating and Corporate Governance Committee of the Board will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate candidates differently based upon the source of the nominee. The Nominating and Corporate Governance Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of knowledge, experience and capability on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to NASDAQ National Market listed companies and other regulatory requirements applicable to us. A stockholder may recommend potential candidates for director by notifying our Secretary in writing at 217 East Redwood Street, Baltimore, MD 21202.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect three individuals to serve as directors for three-year terms that expire at the 2010 Annual Meeting. The Board has nominated Mr. Michael G. Bronfein, Mr. Van R. Johnson and Dr. Brian A. Rosenfeld for election to the Board to serve for three-year terms ending at the 2010 Annual Meeting of Stockholders. Mr. Michael G. Bronfein is now a member of the Board.

The individuals named as proxies will vote your proxy for the election of the three nominees unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxies may vote for a substitute.

Following is the name and a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-Year Term Ending with the 2010 Annual Meeting

Michael G. Bronfein

Michael G. Bronfein, age 51, has served as a Director since October 2000. Since November 1999, Mr. Bronfein has served as a Managing Partner of Sterling Venture Partners, L.P., a venture capital firm he co-founded that invests in expansion-stage healthcare, software, industrial technology and business services companies. In 1980, Mr. Bronfein co-founded NeighborCare, a specialty distributor and provider to the long-term care and managed home care industries. He served as Chairman and Chief Executive Officer of NeighborCare until November 1999. Mr. Bronfein is a board member of VOCUS, Inc., a corporate communications software company. Mr. Bronfein received his Bachelor of Science degree in Accounting from the University of Baltimore and is a Certified Public Accountant.

Van R. Johnson

Van R. Johnson, age 62, has served as the president of the Hartford Connecticut Mission and has been affiliated with the Church of Jesus Christ of Latter-Day Saints since July 2005. From May 1995 to June 2005, he was the Chief Executive officer of Sutter Health, a non-profit health system servicing northern California. Prior to this period, he held various administrative positions in healthcare. Mr. Johnson earned a bachelor’s degree in international relations and psychology from Brigham Young University and a master’s degree in healthcare administration from the University of Minnesota.

Brian A. Rosenfeld

Brian A. Rosenfeld, M.D., age 53, one of our co-founders, has served as our Executive Vice President and Chief Medical Officer since June 1998. Dr. Rosenfeld previously served as a Director from June 1998 until October 1999, from November 2000 until December 2001, from January 2003 until January 2004 and from January 2005 until January 2006. Dr. Rosenfeld is an intensivist trained in internal medicine, pulmonary medicine and anesthesiology. He has practiced critical care medicine for more than fifteen years and served as an adjunct Associate Professor at the Johns Hopkins Medical Institutions since April 1999. Prior to founding our company, Dr. Rosenfeld was Medical Director of two critical care units at The Johns Hopkins Hospital. He was selected Chief Resident while at Johns Hopkins during his anesthesiology and critical care fellowship, and won the Shannon Award from the National Institutes of Health. He has been inducted as a fellow in both the College of Critical Care Medicine and the College of Chest Physicians. Dr. Rosenfeld holds a Bachelor of Science degree in Biology from the University of Pittsburgh and an MD degree from Temple University School of Medicine.

Directors Continuing in Office Until the 2008 Annual Meeting

John K. Clarke

John K. Clarke, age 53, has served as a Director since July 1998. Since October 1997, Mr. Clarke has served as Managing General Partner of Cardinal Health Partners, a venture capital firm that he founded that specializes in healthcare and life science investments. Cardinal Health Partners was the founding venture investor of our company.

Prior to founding Cardinal Health Partners, Mr. Clarke served as a General Partner of DSV Partners, another venture capital firm, and for General Electric Company in various sales and marketing positions. Mr. Clarke is Chairman of the board of directors of Alnylam Pharmaceuticals, Inc., a publicly-held biopharmaceutical company, and a member of the board of directors of Momenta Pharmaceuticals, Inc., a publicly-held biotechnology company. Mr. Clarke holds a Bachelor of Arts degree in Economics and Biology from Harvard University and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania.

Thomas G. McKinley

Thomas G. McKinley, age 55, has served as a Director since May 2000. Since 1982, Mr. McKinley has served as Co-President of Partech International, a global venture capital firm focused on information technology investments that he co-founded. Mr. McKinley holds a Bachelor of Arts degree in Economics from Harvard University, a Master of Science degree in Accounting from New York University and a Master of Business Administration degree from Stanford University Graduate School of Business.

Ralph C. Sabin

Ralph C. Sabin, age 55, has served as a Director since June 2000. Since September 1995, Mr. Sabin has served as a Managing Partner of Pacific Venture Group, a venture capital firm focused on investments in all sectors of the healthcare industry that he co-founded. Mr. Sabin was previously the Chief Financial Officer of Sonus Pharmaceuticals, Inc. and a Senior Partner with Ernst & Young LLP. Mr. Sabin is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from Loyola University of Los Angeles.

Directors Continuing in Office Until the 2009 Annual Meeting

Stuart H. Altman

Stuart H. Altman, Ph.D., age 69, has served as a Director since November 2005. Dr. Altman has been a Professor of National Health Policy at The Heller School at Brandeis University since 1977. He served as Dean of The Heller School from September 1977 to June 1993 and as Professor of Economics at Brown University from 1966 to 1970. In November 1997, Dr. Altman was appointed by President Clinton to the Bipartisan Commission on the Future of Medicare. He was a four-term chairman of the U.S. Congressional Prospective Payment Assessment Commission from 1983 to 1996 and served as a senior member of the Clinton-Gore Health Policy Transition Group from November 1992 to January 1993. Since December 2001, Dr. Altman has been a member of the Foundation Board of the Health Plan of New York, a not-for-profit health maintenance organization that provides healthcare services and health insurance coverage throughout the New York metropolitan area. Since December 2001, Dr. Altman has been a member of the board of directors of Lincare Holdings Inc., a publicly-held provider of oxygen, home medical equipment and other respiratory therapy services. Since September 2002, Dr. Altman has also been a member of the Tufts-New England Medical Center, a not-for-profit teaching hospital system. Dr. Altman holds a Bachelor of Business Administration degree in Economics from City College of New York and a Masters in Administration degree in Economics from University of California, Los Angeles. Dr. Altman also holds a Ph.D. in Economics from University of California, Los Angeles.

Frances M. Keenan

Frances M. Keenan, age 52, has served as a Director since September 2005. Since 1987, Ms. Keenan has served as chief financial officer and the Vice President of Finance for the Abell Foundation, Inc., a nonprofit corporation that supports various charitable endeavors throughout Maryland. Ms. Keenan is a Certified Public Accountant and holds a Bachelor of Science Degree in Accounting from the University of North Carolina at Chapel Hill.

Frank T. Sample

Frank T. Sample, age 61, has served as President and Chief Executive Officer since September 2001 and Chairman of our Board of Directors since October 2001. From October 1997 until June 2001, Mr. Sample served as President and Chief Executive Officer of VitalCom, Inc., a public wireless patient monitoring technology company. From June 2001 to September 2001, Mr. Sample served as Vice Chairman of Data Critical Corporation, a healthcare focused wireless communications company, following its merger with VitalCom, Inc. From December 1990 to July 1997, Mr. Sample served as President and Chief Executive Officer of PHAMIS, Inc., a provider of integrated healthcare information systems. From August 1997 to October 1997, Mr. Sample served as Executive Vice President at IDX Systems Corporation, a leading provider of information technology to the healthcare industry, following its merger with PHAMIS. Mr. Sample holds a B.B.A. in Business Administration from Cleveland State University.

Corporate Governance; the Board and Committees of the Board; Audit and Compensation Committee Reports

Board of Directors

We are committed to strong corporate governance, and have adopted policies and practices that comply with or exceed NASDAQ listing requirements and the Exchange Act. These policies and practices include:

•	A majority of the Board members are independent of the Company and our management.

•	All members of our key Board committees — the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee — are independent.

•	The Board has also adopted a Code of Conduct and Ethics applicable to all of our employees, including the executive officers.

•	We have established a hotline for employees to report ethics and financial matters, including accounting, internal controls and audit concerns, and the Audit Committee has established procedures for anonymous submission of these matters.

•	The Board conducts an annual self-assessment on its effectiveness and the effectiveness of each of its committees.

•	The annual cycle of agenda items for Board meetings reflects Board requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance department and major business units and operations. The Board’s annual agenda includes, among other items, our long-term strategic plans, periodic reports on progress against long-term strategic plans, emerging and disruptive technologies, potential acquisition or investment targets, capital projects and evaluation of the Chief Executive Officer and management succession.

•	The Board expects that substantially all, if not all, of the future equity awards granted to our executive officers and other employees will be made by the Compensation Committee at regularly scheduled meetings.

In 2006, the Board members were Mr. Frank T. Sample (Chairman), Mr. Stuart H. Altman, Dr. Michael J. Breslow, Mr. Michael G. Bronfien, Mr. John K. Clarke, Ms. Frances M. Keenan, Mr. James A. Oakey, Mr. Thomas G. McKinley, and Mr. Ralph C. Sabin. The Board met five times in fiscal year 2006. Each of these Board meetings included executive sessions of the independent directors (who are also non-management directors). Each director attended at least 85% of the total Board and applicable committee meetings that were held while he or she was a director in fiscal year 2006.

The Board has determined that other than Mr. Sample and Dr. Breslow, all of the current members of the Board are “independent” for purposes of the NASDAQ listing requirements. In addition, the Board has determined that Mr. Van R. Johnson, one of our nominees for director, is “independent” for purposes of the NASDAQ listing requirements. Mr. Sample, our Chairman of the Board, President and Chief Executive Officer and Dr. Rosenfeld, one of our nominees for director and our Executive Vice President and Chief Medical Officer, are employees and therefore not “independent.” The Board considered transactions and relationships, both direct and indirect, between each director and nominee (and his or her immediate family) and the Company and its subsidiaries and affirmatively determined that none of Mr. Van R. Johnson, Mr. Michael G. Bronfein and Dr. Brian A. Rosenfeld, our nominees for director, have any material relationship, either direct or indirect, with us other than as a director, employee or stockholder, as the case may be.

Board Committees

Our Board of Directors has the following standing committees: Audit Committee; Compensation Committee; and Nominating and Corporate Governance Committee; each of which operates pursuant to a separate charter adopted by our Board of Directors. The Board has determined that all of the members of the Committees are “independent” for purposes of NASDAQ listing requirements. A current copy of each charter is available at http://www.visicu.com. The charters are reviewed for appropriateness at least annually. The composition and responsibilities of each committee are summarized below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently is composed of three directors: Messrs. McKinley (chair), Clarke and Oakey. The Nominating and Corporate Governance Committee met once in the 2006 fiscal year.

The Nominating and Corporate Governance Committee performs the following principal functions:

•	Monitor the composition, size and independence of the Board and recommend changes to the Board as appropriate.

•	Identify and recommend to the Board potential nominees to the Board, including stockholder suggestions.

•	Recommend to the Board the annual assignment of directors to Board committees and the nomination of committee chairpersons.

•	Develop and recommend to the Board a set of corporate governance principles for the Corporation and monitor compliance with such principles.

•	Establish and monitor procedures by which the Board will conduct, at least annually, evaluations of its performance.

•	Review and make recommendations to the Board regarding proposals submitted by stockholders for presentation at a stockholder meeting.

Audit Committee

The Audit Committee of the Board of Directors is currently composed of three directors: Messrs. Sabin (Chair) and Altman and Ms. Keenan. Mr. Bronfein was a member of this committee and attended meetings until April 4, 2007, when he resigned from the committee as he no longer met our requirements regarding independence for Audit Committee members. The Audit Committee met four times during the 2006 fiscal year. Each member of the Audit Committee, including Mr. Bronfein until April 4, 2007, meets the additional requirements regarding independence for Audit Committee members under the NASDAQ listing standards. The Board has determined that Ralph C. Sabin and Frances M. Keenan are “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. The Board has also determined that all other members of the Committee meet the requirements of being financially literate and capable or carrying out their duties in accordance with the Committee Charter.

The Audit Committee performs the following principal functions:

•	As an independent and objective party, monitor the Company’s financial reporting process and internal control system;

•	Select and appoint a firm of independent auditors, who shall report directly to the Committee and whose duties it shall be to audit the books and accounts of the Company. The Audit Committee also oversees the work of and fixes the compensation of the independent auditors for the fiscal year in which they are appointed;

•	Evaluate the performance of and assess the qualifications of the independent auditors and determine and pre-approve the engagement of the independent auditors; monitor the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law;

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

•	Report to the Board the results of its monitoring and recommendations.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with management of the Company. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE
Ralph C. Sabin, Chair
Stuart H. Altman
Frances M. Keenan

Compensation Committee

The Compensation Committee currently is composed of three directors: Messrs. Clarke (chair), McKinley and Oakey. The Compensation Committee met five times during the 2006. In addition to being independent under the NASDAQ listing standards, each member of the Compensation Committee is and was a “non-employee director” for purposes of the Exchange Act and is and was an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended — the Internal Revenue Code.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	Review and approve performance goals and objectives relevant to the compensation of the chief executive officer, evaluate the performance of the chief executive officer in light of those goals and objectives, and set the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on such evaluation.

•	Set the compensation of the other executive officers and senior management of the Company.

•	Make recommendations to the Board with respect to incentive and equity-based compensation plans.

•	Administer the Company’s Equity Incentive Plan and other stock compensation plans as required by Rule 16b-3.

•	Make recommendations to the Board regarding director compensation.

1 The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

•	Report to the Board on the Committee’s activities on a regular basis.

Commencing this year, the Compensation Committee also began to review and discuss with management the Company’s Compensation Discussion and Analysis, included in this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are or have been an officer or employee of the Company. During the year ended December 31, 2006, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During the year ended December 31, 2006, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board of Directors.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
John K Clarke, Chair
James A. Oakey
Thomas G. McKinley

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE VISICU, INC.
EQUITY INCENTIVE PLAN

Purpose of this Proposal

The purpose of this proposal is to seek stockholder approval of an amendment to the Visicu, Inc. Equity Incentive Plan. This amendment increases the authorized shares of Common Stock that may be issued in 2007 with respect to awards granted under the plan by up to an additional 400,000 awards. This increase is intended to help facilitate the hiring and retention of additional executives to expand our management team in 2007, primarily in sales and marketing. To the extent that the additional awards are not granted during 2007, they would no longer be available for granting after December 31, 2007.

Background and Reason for Approval

Under this proposal, you are being asked to approve a one-time amendment to Visicu’s Equity Incentive Plan authorizing an additional 400,000 shares of Common Stock that may be issued in 2007 with respect to awards granted under the plan. As of April 27, 2007, we have 596,654 awards available for grant in 2007 under the plan.

The requested increase is intended to enhance our ability to attract and retain additional talent to our management team. As part of our ongoing strategic planning, we have determined that we need to hire additional

2 The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

executives to expand our management team to enhance the infrastructure to support our growth initiatives. To the extent the additional awards requested are not utilized, they would no longer be available for granting after December 31, 2007.

If the grants are awarded in the form of options, the exercise price of the options will be the closing price of our common stock on the Nasdaq Global Market on the date the grant. The options would vest 25% on the first anniversary of the grant and monthly thereafter for three years.

Our board of directors proposes that you approve this amendment to the plan. The following is a fair and complete summary of the plan as proposed to be amended. This summary is qualified in its entirety by reference to the amendment to the plan, which appears as Appendix A to this document, and to the full text of the plan (prior to amendment), which was filed with the SEC as Exhibit 10.1 to our Registration Statement on Form S-1/A, File No. 333-129989, on March 13, 2006.

Description of the Visicu, Inc. Equity Incentive Plan

General

Purpose:  The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best-available people.

Eligibility & Participation:  Participation in the plan is open to all of our employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. As of April 26, 2007, all seven non-employee directors, and approximately 110 employees and consultants are eligible to participate in the plan.

Shares Available under the Plan:  Under the plan before the proposed amendment, the plan provides that the number of shares of our common stock that we may issue with respect to awards under the plan in each calendar year during any part of which the plan is in effect will not exceed 2% of the total shares of our common stock outstanding on the first day of such year, plus the number of shares available for awards in the previous calendar year that were not awarded under the plan.

Under the plan as proposed to be amended, the number of shares of our common stock that we may issue with respect to awards under the plan will not exceed (i) two percent (2%) of the total shares of our common stock outstanding on the first day of such year, plus (ii) the number of shares determined under clause (i) for prior calendar years that were not awarded under the plan. In addition to the foregoing, under the plan as amended, we may issue an aggregate of 400,000 additional shares of our common stock, with respect to awards made in 2007 in connection with the hiring and retention of additional executives to expand our management team in 2007.

The maximum number of shares that may be issued with respect to awards granted under the plan is increased by the number of shares that were available for issuance under our 1998 Stock Option Plan, which was a predecessor to this plan, as of the effective date of this plan.

Under the plan as amended, the limit on the number of shares that may be issued pursuant to incentive stock options intended to qualify under section 422 of the Internal Revenue Code is increased from 12,500,000 shares to 12,900,000 shares.

The maximum number of shares of common stock subject to awards of any combination that may be granted under the plan during any fiscal year to any one individual is limited to 1,000,000 shares (or, 1,500,000 during the first fiscal year of an individual’s employment with us or our affiliate).

These limits will be adjusted to reflect any stock dividends, stock splits, split-ups, recapitalizations, mergers, consolidations, business combinations or exchanges of shares and the like. If any award, or portion of an award, under the plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of shares, or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are repurchased by or surrendered to us in connection with any award, or if any shares are withheld by us, the shares subject to such award and the repurchased, surrendered, and withheld shares will thereafter be available for further awards under the plan. Any shares that are surrendered to or repurchased or withheld by us or are otherwise forfeited will not be available for purchase pursuant to incentive stock options intended to qualify under section 422 of the Internal Revenue Code.

As of April 27, 2007, the fair market value of a share of our common stock, determined by the last reported sale price per share of common stock on that date as quoted on the Nasdaq Global Market was $9.49.

Types of Awards

The plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards, performance awards, and other stock-based awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards, to the extent permitted by law.

Stock Options:  The administrator may grant awards of either incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options. Only our employees or employees of our subsidiaries, however, may receive incentive stock option awards. Options intended to qualify as incentive stock must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option holder may pay the exercise price in cash, by tendering shares of common stock, by a combination of cash and shares, or by any other means the administrator approves.

The following table shows the number of options received by the persons listed below as of April 16, 2007:

Cumulative Option Grants Table

Number of
Name and Position	Options

Frank T. Sample	1,850,000
Chief Executive Officer and President
Vincent E. Estrada	355,000
Senior Vice President and Chief Financial Officer
Michael J. Breslow	390,000
Executive Vice President, Clinical Research and Development
Brian A. Rosenfeld	390,000
Executive Vice President and Chief Medical Officer
All Current Executive Officers as a Group	2,985,000
All Current Directors who are not Executive Officers	374,000
Each Nominee for Election as Director(1)	-0-
Van R. Johnson
Each other Person who Received 5% of such Options	-0-
All Employees, including current Officers who are not Executive Officers, as a Group	4,734,151

(1)	Options granted to Dr. Rosenfeld, a nominee for Director, are shown separately above. Options granted to Mr. Bronfein, a nominee for Director, for 62,000 shares are included in the amount for all Current Directors in the above table.

Stock Appreciation Rights:  The administrator may grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement.

Stock and Phantom Stock Awards:  The plan allows the administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of common stock, or in a combination of both.

Performance Awards:  The administrator may grant performance awards which become payable in cash, in shares of common stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. The administrator may establish performance goals based on our operating income, or that of our affiliates, or one or more other business criteria that the administrator may select that applies to an individual or group of individuals, a business unit, or us or our affiliate as a whole, over such performance period as the administrator may designate.

Other Stock-Based Awards:  The administrator may grant other stock-based awards which may be denominated in cash, common stock, or other securities, stock equivalent units, stock appreciation units, securities or debentures convertible into common stock, or any combination of the foregoing. These awards may be paid in common stock or other securities, in cash, or in a combination of common stock, other securities and cash.

Administration

Administration:  The plan is administered by our directors but may be administered by a committee or committees as the board may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including, but not limited to, the authority to: (i) determine who is eligible for awards, and when such awards will be granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to an award, including, but not limited to, any restriction or condition on the vesting or exercisability of an award following termination of any grantee’s employment or other service relationship; (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period, and (viii) establish sub-plans, for example, to grant awards in foreign jurisdictions.

Adjustments to Awards:  In the event of a stock dividend of, or stock split or reverse stock split affecting our common stock, (i) the maximum number of shares as to which we may grant awards under the plan and the maximum number of shares with respect to which we may grant awards during any one fiscal year to any individual, and (ii) the number of shares covered by and the exercise price and other terms of outstanding awards, will be adjusted to reflect such event unless the board of directors determines that no such adjustment will be made.

Except as provided above, in the event of any change affecting our common stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a “change in control” of the Company (as defined in the plan), the administrator, in its discretion and without the consent of the holders of the awards, will make (i) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the plan (in the aggregate and with respect to any individual during any one fiscal year of the Company), and (ii) any adjustments in outstanding awards, including but not limited to modifying the number, kind and price of securities subject to awards.

In the event of any transaction resulting in a “change in control” of the Company (as defined in the plan), outstanding stock options and other awards that are payable in or convertible into common stock will terminate upon the effective time of the “change in control” unless provision is made for the continuation, assumption, or substitution of the awards by the surviving or successor entity or its parent. In the event of such termination, the outstanding stock options and other awards that would terminate upon the effective time of the “change in control” will become fully vested immediately before the effective time of the “change in control,” and the holders of stock options and other awards under the plan will be permitted, immediately before the “change in control,” to exercise or convert all portions of the awards which are then exercisable or convertible.

Without the consent of award holders, the administrator may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan.

Awards Under the Plan

Because participation and the types of awards available for grant under the plan are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants will receive are not currently determinable.

Amendment and Termination

Our board of directors may terminate, amend or modify the plan or any portion thereof at any time.

Federal Income Tax Consequences

The following is a general summary of the current federal income tax treatment of stock options, which are authorized for grant under the plan, based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder.

Incentive Stock Options:  An optionholder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under section 422 of the Internal Revenue Code. Optionholders who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon a sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionholder satisfies such holding periods, upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionholder disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionholder upon the disqualifying disposition of the shares generally will result in a deduction by the Company for federal income tax purposes.

Nonqualified Stock Options:  Options not designated or qualifying as incentive stock options will be nonqualified stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified stock option.

Other Considerations

The Internal Revenue Code allows publicly-held corporations to deduct compensation in excess of $1 million paid to the corporation’s chief executive officer and its four other most highly compensated executive officers if the compensation is payable solely based on the attainment of one or more performance goals and certain statutory requirements are satisfied. We intend for compensation arising from grants of awards under the plan which are based on performance goals, and stock options and stock appreciation rights granted at fair market value, to be deductible by the Company as performance-based compensation not subject to the $1 million limitation on deductibility.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young, LLP as the Company’s independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2007, and we are asking you and other stockholders to ratify this appointment.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Additionally, the Audit Committee also noted that our Ernst & Young LLP engagement audit partner is subject to regular rotation and the most recent rotation occurred in fiscal year 2003. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of Ernst & Young LLP. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three do not ratify this appointment of Ernst & Young LLP, the Audit Committee will review its future appointment of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will be present at the Annual Meeting, have an opportunity to make a statement if he or she desires and be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the Securities and Exchange Commission — the SEC.

Principal Accountant Fees and Services

The following is a summary of the fees billed or to be billed to us by Ernst & Young LLP for professional services rendered for the fiscal years ended 2006 and 2005:

	Fiscal Year	Fiscal Year
Fee Category	2006	2005

Audit Fees	$456,016	$491,562
Audit-Related Fees	$1,500	$6,500
Tax Fees	$0	$64,190
All Other Fees	$0	$0

Total Fees	$457,516	$562,252

Audit Fees.  Consist of fees billed for professional services rendered for the annual audit of our financial statements (as well as the related attestation report on management’s assessment of internal control over financial reporting) and review of the SEC filings, including interim financial statements included in Form 10-Q quarterly reports and services that Ernst & Young LLP normally provides in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards.

Tax Fees.  Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, assistance with tax reporting requirements and audit compliance, tax planning. Tax compliance fees were approximately $46,700 in fiscal year 2005. All other tax fees were approximately $17,500 in fiscal year 2005. Services in connection with tax compliance, tax advice and tax planning in fiscal year 2006 were not performed by Ernst & Young LLP.

The Audit Committee determined that Ernst & Young LLP’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that Ernst & Young LLP provided in fiscal years 2006 and 2005, including fees paid to another accounting firm for tax services in 2006, in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows as of April 16, 2007: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in the most recent filings with the SEC; and (2) the number of shares each director, each nominee for director, each executive officer named in the Summary Compensation Table and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as noted, each person has sole voting and investment power over the shares shown in this table. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. For each individual and group included in the table below, the number of shares beneficially owned includes shares as to which voting power and/or investment power may be acquired within 60 days of April 16, 2007 (such as upon exercise of outstanding stock options) because such shares are deemed to be beneficially owned under the rules of the SEC. Percentage ownership of each stockholder is calculated by dividing the number of shares shown for such stockholder by the sum of the 32,635,138 shares of common stock outstanding on April 16, 2007 plus the number of shares of common stock that the stockholder had the right to acquire on or within 60 days after April 16, 2007. Except as otherwise noted, the address for each person or entity is c/o Visicu, Inc., 217 East Redwood Street, Suite 1900, Baltimore, MD 21202.

	Number of Shares	Percentage of Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned

Executive Officers and Directors
Frank T. Sample(1)	1,528,914	4.6%
Brian A. Rosenfeld, MD(2)	1,156,872	3.5%
Michael J. Breslow, MD(3)	1,082,464	3.3%
Vincent E. Estrada(4)	135,457	*
Stuart H. Altman	55,000	*
Michael G. Bronfein(5)	3,338,616	10.2%
John K. Clarke(6)	3,397,923	10.4%
Frances M. Keenan(7)	872,843	2.7%
James A. Oakey	249,998	*
Thomas G. McKinley(8)	3,532,947	10.8%
Ralph C. Sabin(9)	3,171,959	9.7%
All executive officers and directors as a group (eleven persons)(10)	18,522,993	56.8%
Five Percent Stockholders
HealthCor Management, L.P.(11)	1,725,000	5.3%
Joseph Healey(12)	1,725,000	5.3%
Arthur Cohen(13)	1,725,000	5.3%
Cardinal Health Partners, L.P.(14)	3,397,923	10.3%
Pacific Venture Group(15)	3,119,709	9.6%
Partech U.S. Partners IV LLC(16)	3,407,432	10.4%
Sterling Venture Partners, L.P.(17)	3,278,616	10.0%

*	Less than 1%

(1)	Includes 17,500 shares held by Frank T. Sample and Michelle L. Sample, custodians for Lindsay T. Sample and 918,500 shares held jointly by Frank T. Sample and Michelle L. Sample. Also includes 592,914 shares of common stock subject to stock options exercisable within 60 days of April 16, 2007

(2)	Includes 460,000 shares held by Rockland LLC. Dr. Rosenfeld is a managing member of Rockland LLC. Also includes 254,372 shares of common stock subject to stock options exercisable within 60 days of April 16, 2007.

(3)	Includes 278,084 shares held by the Michael J. Breslow Grantor Retained Annuity Trust, of which Dr. Breslow’s wife is the trustee. Also includes 254,372 shares of common stock subject to stock options exercisable within 60 days of April 16, 2007.

(4)	Includes 135,457 shares of common stock subject to stock options exercisable within 60 days of April 16, 2007.

(5)	Includes 3,278,616 shares held by Sterling Venture Partners, L.P. Mr. Bronfein is a Managing Partner of Sterling Venture Partners, L.P. Mr. Bronfein may be deemed to share voting and investment power with respect to these shares. Mr. Bronfein disclaims beneficial ownership of the shares.

(6)	Includes 3,347,923 shares held by Cardinal Health Partners, L.P. Mr. Clarke is a managing member of Cardinal Health Partners Management, LLC, the General Partner of Cardinal Health Partners, L.P. Mr. Clarke, together with the other managing members of Cardinal Health Partners Management, LLC, shares voting and investment power with respect to these shares. Mr. Clarke disclaims beneficial ownership of the shares.

(7)	Includes 822,843 shares held by The Abell Foundation, Inc. Ms. Keenan is chief financial officer of The Abell Foundation, Inc. Ms. Keenan may be deemed to share voting and investment power with respect to these shares. Ms. Keenan disclaims beneficial ownership of the shares.

(8)	Includes 3,166,162 shares held by Partech U.S. Partners IV LLC; 120,635 shares held by Double Black Diamond II LLC; 40,211 shares held by Multinvest LLC; and 80,424 shares held by 45th Parallel LLC. Mr. McKinley is a Managing Member of each of Partech U.S. Partners IV LLC, Double Black Diamond II LLC, Multinvest LLC and 45th Parallel LLC. In his capacity as a Managing Member, he may be deemed to share voting and investment power with respect to the shares held by each of these entities. Mr. McKinley disclaims beneficial ownership of the shares. Also includes 75,515 shares held by Vendome Capital, a McKinley family fund.

(9)	Includes 3,027,828 shares held by Pacific Venture Group II, L.P. and 91,881 shares held by PVG Associates II, LP. Mr. Sabin is a member of PVG Equity Partners II LLC, the General Partner of Pacific Venture Group II, L.P. and PVG Associates II, LP. Mr. Sabin may be deemed to share voting and investment power with respect to these shares. Mr. Sabin disclaims beneficial ownership of the shares.

(10)	Includes 1,237,115 shares of common stock subject to stock options exercisable within 60 days of April 16, 2007.

(11)	Based upon a report on Schedule 13G, filed February 21, 2007. The address of HealthCor Management, L.P. is 152 West 57th Street, 47th floor, New York, NY 10019.

(12)	Based upon a report on Schedule 13G, filed February 21, 2007. These shares are also reported as HealthCor Management. L.P. The address of Joseph Healey is 152 West 57th Street, 47th floor, New York, NY 10019.

(13)	Based upon a report on Schedule 13G, filed February 21, 2007. These shares are also reported as HealthCor Management. L.P. The address of Arthur Cohen is 152 West 57th Street, 47th floor, New York, NY 10019

(14)	The address of Cardinal Health Partners, L.P. is 600 Akexder Park, Princeton, NJ 08540

(15)	Includes 3,027,828 shares held by Pacific Venture Group II, L.P. and 91,881 shares held by PVG Associates II, LP. The address of Pacific Venture Group is 114 Pacifica Street, Suite 270, Irvine, California 92618.

(16)	Includes 3,166,162 shares held by Partech U.S. Partners IV LLC, 120,635 shares held by Double Black Diamond II LLC, 40,211 shares held by Multinvest LLC and 80,424 shares held by 45th Parallel LLC. The address of Partech U.S. Partners IV LLC is 50 California Street, Suite 3200, San Francisco, California 94111.

(17)	The address of Sterling Venture Partners, L.P. is 6225 Smith Avenue, Suite 210, Baltimore, Maryland 21209.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with in fiscal year 2006.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Our compensation program for executive officers is designed to attract individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. It is also designed to reinforce a sense of ownership, to balance the short-term and long-term interests of our stockholders and to link rewards to measurable corporate and individual performance. The Compensation Committee oversees the design and administration of our executive compensation program.

Role of the Compensation Committee

Our Board of Directors has delegated to the Compensation Committee the responsibility for developing a compensation philosophy, establishing an executive compensation program and overseeing equity awards under the Visicu Equity Incentive Plan. One of the Committee’s functions is to approve the individual compensation packages for each of our executive officers on an annual basis. Although the Compensation Committee maintains authority to approve final compensation packages for executive officers, the Committee considers the input and evaluations of our Chief Executive Officer, Frank T. Sample, as it relates to executive officers other than Mr. Sample. At the beginning of each year, Mr. Sample develops cash and equity compensation proposals for each executive, taking into consideration the results of such executive’s annual review for the prior year. The Committee then reviews, discusses and approves the final executive compensation packages. The Compensation Committee, in private session, then discusses and approves Mr. Sample’s annual compensation, in light of the annual performance review and industry related survey data provided. Mr. Sample does not participate in the determination or discussion of his own compensation.

Generally, the compensation of our executive officers is composed of a base salary, an annual incentive compensation award, or bonus, and equity awards in the form of stock options. In setting compensation, the Compensation Committee utilizes the individual contributions of the particular executive during the past year and relative results in the annual Culpepper High Tech Compensation Survey for Executive Pay. The annual incentive compensation award is based upon our annual incentive plan. In addition, stock options are granted to provide the opportunity for long-term compensation based upon the performance of our common stock over time.

Compensation Program Objectives and Philosophy

In General.  The objectives of our compensation programs are to:

•	attract, motivate and retain talented and dedicated executive officers,

•	provide our executive officers with both cash and equity incentives to further both our interests and the interests of our stockholders, and

•	provide our employees with long-term incentives so we can retain them and provide stability as we establish our niche in the market and grow the company.

Competitive Market.  We define our competitive market for executive talent and investment capital to be software technology companies, including healthcare. To date, we have not engaged in the benchmarking of executive compensation but we may choose to do so in the future.

Compensation Process.  The Compensation Committee reviews and approves all elements of compensation for each of our named executive officers, taking into consideration recommendations from our principal executive officer (for compensation other than his own). We have not retained a compensation consultant to review our policies with respect to executive compensation. The Compensation Committee does review related industry survey data.

Elements of Executive Compensation

Our executive compensation program consists of three major elements: base salary, an annual incentive compensation award and long-term equity incentives in the form of stock options. Additionally, we provide our executives other benefits and perquisites, consisting of life and health insurance benefits and a qualified 401(k) savings plan. Post-termination severance and acceleration of stock option vesting for certain named executives and all executives upon termination and/or a change in control are described in “Severance and Change of Control Benefits”. Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and relative performance.

Base Salary.  We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to our performance risk. The Compensation Committee reviews base salaries for our named executive officers and other executive officers annually in December with adjustments, if any, being effective the following January. Any increases are based on our performance as well as individual performance.

Assuming a payout of 2006 incentive bonuses at target levels for 2006, base salaries would account for approximately 65% of total targeted compensation for the Chief Executive Officer and 72% on average for our other named executive officers. In 2006, base salaries represented a high percentage of total actual compensation due to lower incentive compensation awards received as a result of not achieving some of the goals established for the year.

Cash Incentive Compensation.  The second form of cash compensation our executive officers are eligible to receive is a performance-based incentive bonus. This incentive bonus is intended to reward our executives for attaining prescribed company-wide and individual performance goals. In 2006, Mr. Sample was eligible for an annual cash bonus equal to 53% of his annual salary and the other named executive officers were eligible for an annual cash bonus of, on average, 38% of their annual salary. On an annual basis, the Compensation Committee fixes the percentage of salary for the eligible bonus on the basis of the executive’s comparable seniority and responsibilities within the management team.

There are two principal components of the performance criteria against which bonus achievement is measured, each accounting for 50% of the executive’s eligible annual bonus. The first component is based on our attainment of predetermined corporate goals to achieve our growth targets. Commensurate with our philosophy of integrating compensation with corporate performance, we must achieve at least a minimum amount of the prescribed target in order for the executive officers to receive any portion of their respective incentive bonus attributable to achieving corporate goals for the year. The second principal component of the bonus criteria is individual performance goals, which vary by executive. We believe allocating 50% of each executive’s eligible bonus to attainment of individual performance goals creates a strong incentive for an executive to excel in areas that are primarily within their control. To emphasize the importance of individual performance with company success, the percentage achievement of individual goals is applied to any award resulting from the achievement of corporate goals, which may result in a lower award.

The threshold targets for corporate goals are recommended by our executive management to the Compensation Committee for discussion and final approval. The individual annual performance goals of the executive officers, other than Mr. Sample, are established by the Chief Executive Officer and submitted by him to the Compensation Committee for its annual review, discussion and approval. Mr. Sample’s suggested annual performance goals are submitted to the Compensation Committee for its independent review and approval. The final form of the corporate and individual performance goals are then communicated to the respective officers. On a annual basis, management provides the Compensation Committee with a score sheet detailing each individual executive’s success or failure in meeting his or her prior year’s performance goals. The Compensation Committee has the discretionary authority to revise the performance-based bonus amount for each executive in light of certain factors including: the achievement of publicly announced goals targets, meeting product milestones, attainment of strategic goals, cross-functional teamwork and other business related mattes. The Compensation Committee did not exercise this discretion with respect to any named executive officer’s performance-based bonus for the year ended December 31, 2006.

With respect to the Company’s 2006 corporate goals (50% of the total bonus opportunity and threshold to earning any of the bonus amounts), the Committee established sales targets, taking into consideration the Company’s annual operating plans. The specific quantitative factors considered by the Compensation Committee are confidential information, disclosure of which would result in competitive harm for the Company. These threshold targets were not met for the 2006 year.

The individual executive performance goals (the remaining 50% of each individual executive’s bonus potential) involved increasing organizational efficiencies and productivity, providing for and accommodating future growth and increasing intimacy with our customers. The specific details of these goals are Visicu confidential information. These milestone goals are challenging to achieve and are intended to focus an executive’s attention on key accomplishments within his or her respective organization that will enhance the long-term value of the company. The specific details of the individual goals are Visicu’s confidential information, as they could reveal to our competitors our strategy and processes, which in turn would cause us financial and competitive harm. In 2006, we averaged approximately 90% achievement of the individual executive goals.

Long-term Equity Incentives.  We provide the opportunity for our named executive officers and other executives to earn long-term equity incentive awards. Long-term incentive awards provide employees with the incentive to stay with us for longer periods of time, which in turn provides us with greater stability during our period of growth. These awards also are less costly to us in the short term than cash compensation. We review long-term equity incentives for our named executive officers and other executives annually in January. Our long-term equity incentive program currently consists solely of grants of stock options, which are granted at the discretion of the Compensation Committee using survey data and other considerations, including the recommendations of our Chief Executive Officer for the other executives. The Compensation Committee, in private session, then discusses and approves these recommendations along with any award to the Chief Executive Officer, who does not participate in the determination or discussion of his own awards.

For our named executive officers, our stock option program is based on grants that were individually negotiated in connection with employment and other grants to our executives. We have traditionally used stock options as our form of equity compensation because stock options provide a relatively straightforward incentive for our executives, result in less immediate dilution of existing shareholders’ interests and, prior to our adoption of FAS 123(R), resulted in less compensation expense for us relative to other types of equity awards. See “Compensation of Named Executives” for grants to our named executives during 2006. All grants of stock options to our employees were granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates. For a discussion of the determination of the fair market value of these grants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Stock-Based Compensation.”

Stock options grants to our named executive officers vest monthly over a four-year period and are exercisable until the 10th anniversary of the grant. In general, the option grants are also subject to the following post-termination and change in control provisions:

Event	Award Vesting	Exercise Term

Termination by Us for Cause, Reason Other than Cause or Disability or Death	Forfeit Unvested	90 days
Disability or Death	Forfeit Unvested	One-year from
Change in Control	Accelerated*	*

*	In the event of specified change of control transactions, including our merger with or into another corporation or the sale of substantially all of our assets, outstanding stock options granted under our equity incentive plan and other awards granted under our equity incentive plan that are payable in or convertible into our common stock will terminate upon the effective time of such change of control transaction unless provision is made in connection with the transaction for the continuation or assumption of such stock options and other awards by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, the outstanding stock options and other awards that will terminate upon the effective time of the change of control transaction will become fully vested immediately before the effective time of the transaction, and the holders of the stock options and other awards will be permitted, immediately before the change of control transaction, to exercise or convert all portions of the stock options and other awards that are then exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the change of control transaction.

The vesting of certain of our named executive officers’ stock options is accelerated pursuant to the terms of their employment agreements in certain termination and/or change in control events. These terms are more fully described in “— Employment Agreements.”

Equity Compensation Plan Information

Our board of directors adopted and our stockholders approved our equity incentive plan in June 1998 and subsequent amendments and restatements of our equity incentive plan in January 2004, April 2005 and October 2005. This Plan provides for the granting of stock options to employees, consultants, officers and directors. The Compensation Committee of the Board administers this Plan. Options could be granted at exercise prices determined by the Compensation Committee in its discretion and be exercisable at such times and be subject to such conditions as the Compensation Committee determines, but no option can be exercised later than ten years from the date of grant. Options granted under the Plan all provide for an exercise price of not less than fair market value on the date of grant and have been generally exercisable in the following manner: the first 25% of the options granted vest after twelve months and the remainder then vests monthly during the three year period thereafter. Options grants have also been issued to employees and directors the vest monthly of a four year period beginning one month from the date of grant.

The following table provides information as of December 31, 2006, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	A	B	C
Number of Securities
	Number of	Weighted	Remaining Available for
	Securities to be	Average Exercise	Future Issuance Under
	Issued Upon Exercise	Price of	Equity Compensation
	of Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected in
Plan Category	and Rights	and Rights	Column A)

Equity compensation plans approved by security holders:	3,438,419	$2.25	747,042

Executive Benefits and Perquisites

In General.  We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. During 2006, we matched employee contributions under our 401(k) plan up to $1,000. We provide these benefits to all of our employees as an additional incentive and to remain competitive in the general marketplace for talent. During 2006, these benefits amounted to less than 10% of the total compensation.

Severance and Change of Control Benefits

In General.  We provide the opportunity for certain of our named executive officers to be protected under severance and change of control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position. We believe our arrangement with Mr. Sample to be reasonable in light of the fact that cash severance is limited to continuing his then current salary for one-year following termination. All named executive officers excluding Mr. Sample are included in the Management Severance Plan as described below. Our severance and change in control provisions for the named executive officers are summarized in the section of this Proxy Statement entitled Compensation of the Named Executive Officers and Directors, under the heading Potential Payments upon Termination or Change of Control.

Management Severance Plan.  We have adopted a management severance plan that establishes guidelines regarding severance benefits for executives who are terminated without cause. Pursuant to the plan, upon reaching specified eligibility criteria, executives terminated without cause are eligible for certain severance benefits. The amount of severance pay is dependent upon the employee’s position with us, and the maximum severance payment under the guidelines ranges from four to nine months of salary. Any severance pay provided under the plan is suspended as soon as the terminated individual acquires other employment.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Compensation of the Named Executive Officers — Summary Compensation

The following table sets forth a summary of the compensation for the year ended December 31, 2006 paid to or earned for services rendered to us by our Chief Executive Officer, Chief Financial Officer and all our other named executive officers. The compensation in the following table does not include perquisites and other personal benefits received by a named executive officer that did not exceed 10% of the officer’s total reported salary and bonus.

2006 Summary Compensation Table

					Non-Equity
				Option	Incentive Plan
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Compensation(3)	Other(4)	Total

Frank T. Sample	2006	$290,481	$—	$196,506	$60,000	$1,000	$547,987
Chief Executive Officer and President
Vincent E. Estrada	2006	$207,923	$10,000	$341,137	$40,800	$1,000	$600,860
Senior Vice President and Chief Financial Officer
Michael J. Breslow	2006	$238,125	$—	$138,723	$46,075	$1,000	$423,923
Executive Vice President, Clinical Research and Development
Brian A. Rosenfeld	2006	$244,583	$—	$138,723	$46,075	$1,000	$430,381
Executive Vice President and Chief Medical Officer

(1)	Represents a cash bonus awarded to Mr. Estrada in connection with the completion of the IPO in April, 2006.

(2)	The dollar amounts in this column represent the compensation cost to the Company for the year ended December 31, 2006 of stock option awards granted in and prior to 2006. These amounts have been calculated in accordance with SFAS No. 123R using the Black-Scholes-Merton model and the assumptions outlined in Note 2 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 13, 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Amounts in this column represent cash incentive awards earned in 2006 and paid in 2007 under our cash incentive plan as further described in this Proxy Statement under the Compensation Discussion and Analysis and note (2) in the Grants of Plan Based Awards table.

(4)	Represents the amount of the company match for employee contributions under our 401(k) plan.

GRANTS OF PLAN-BASED AWARDS

The following table shows, for the fiscal year ended December 31, 2006, certain information regarding stock option grants to the named executive officers:

Grants of Plan-Based Awards

					All other	All other
					Stock	Option	Exercise	Grant
					Awards:	Awards:	or Base	Date Fair
					Number	Number of	Price of	Value of
		Estimated Future Payouts under			of Shares	Securities	Option	Stock and
	Grant Date	Non-Equity Incentive Plan Awards(2)			of Stock	Underlying	Awards	Option
Name	(1)	Threshold	Target	Maximum	or Units	Options(3)	(per share)	Awards

Frank T. Sample
Corporate Incentive	—	$18,750	$75,000	$93,750
Individual Incentive	—		$75,000
Option Grant	1/26/06				—	75,000	$5.67	$539,250
Vincent E. Estrada
Corporate Incentive	—	$10,200	$40,800	$51,000
Individual Incentive	—		$40,800
Option Grant	—				—	—	—	—
Michael J. Breslow
Corporate Incentive	—	$12,125	$48,500	$60,625
Individual Incentive	—		$48,500
Option Grant	1/26/06				—	50,000	$5.67	$359,500
Brian A. Rosenfeld
Corporate Incentive	—	$12,125	$48,500	$60,625
Individual Incentive	—		$48,500
Option Grant	1/26/06				—	50,000	$5.67	$359,500

(1)	“Grant Date” applies only to equity incentive awards.

(2)	These columns set forth the threshold, target and maximum amount of corporate incentive and the target amount of individual incentive for each Named Executive Officer’s annual cash incentive award for the year ended December 31, 2006 under our incentive compensation plan. The actual cash bonus award earned for the year ended December 31, 2006 for each Named Executive Officer is set forth in the 2006 Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2006. For more information regarding our incentive compensation plan and the performance-based awards granted thereunder, please see please see the section of this Proxy Statement entitled Compensation Discussion and Analysis, under the heading Elements of Executive Compensation — Cash Incentive Compensation.

(3)	Stock options were granted pursuant to our Equity Incentive Plan. The shares subject to the option vest equal monthly installments over a four-year period. Vesting is contingent upon continued service.

(4)	The grant date fair value represents our reassessment of the fair value of our common sock using the Black-Scholes-merton options-pricing model as further described in our Annual Report on Form 10-K under Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Stock Based Compensation.

Outstanding Equity Awards at December 31, 2006

The following table shows, for the fiscal year ended December 31, 2006, certain information regarding outstanding equity awards at December 31, 2006 for the named executive officers.

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying	Option	Option
	Unexercised Options	Unexercised Options	Exercise	Expiration
	Exercisable	Unexercisable	Price	Date

Frank T. Sample	406,789	—	0.35	10/3/2011
	22,727	484	0.35	1/23/2013
	72,916	27,084	0.35	1/23/2014
	47,916	52,084	0.90	1/28/2015
	17,187	57,813	5.67	1/26/2016
Vincent E. Estrada	100,333	216,667	1.80	8/10/2015
Michael J. Breslow	25,000	—	0.90	7/19/2011
	100,000	—	0.35	1/24/2012
	24,479	521	0.35	1/23/2013
	36,458	13,542	0.35	1/23/2014
	11,979	13,021	0.90	1/28/2015
	20,833	29,167	1.80	4/28/2015
	11,458	38,542	5.67	1/26/2016
Brian A. Rosenfeld	25,000	—	0.90	7/19/2011
	100,000	—	0.35	1/24/2012
	24,479	521	0.35	1/23/2013
	36,458	13,542	0.35	1/23/2014
	11,979	13,021	0.90	1/28/2015
	20,833	29,167	1.80	4/28/2015
	11,458	38,542	5.67	1/26/2016

Option Exercises and Stock Vested

The following table provides information, for the named executive officers, on stock options exercised during 2006, including the number of shares acquired upon exercise and the value realized.

Option Exercises and Stock Vested

Option Awards
	Number of	Value
	Shares Acquired	Realized on
Name	on Exercise	Exercise(1)

Frank T. Sample	750,000	$2,151,430
Vince E. Estrada	8,000	$64,312
Michael J. Breslow	—	—
Brian A. Rosenfeld	—	—

(1)	Equal to the difference between the market price of the underlying securities at exercise and the exercise price of the options.

Pension Benefits

The Company does not maintain a defined benefit plan.

Nonqualified Deferred Compensation

The Company does not maintain a non-qualified defined contribution plan or other deferred compensation plan.

Potential Payments upon Termination or Change of Control

Employment Agreement with Frank T. Sample

In September 2001, we entered into an employment agreement with Mr. Sample, pursuant to which Mr. Sample was appointed our President and Chief Executive Officer for a period of three years. In April 2004, we amended Mr. Sample’s employment agreement to extend the term through December 31, 2006 and to automatically extend the term for successive one-year periods unless either we or Mr. Sample provides twelve months prior notice of a decision not to further extend the term of the agreement.

If we terminate Mr. Sample’s employment without “just cause” as that term is defined in the agreement, or if Mr. Sample terminates his employment following our failure to cure a “substantial breach” of the agreement within 30 days of receipt of written notice, then Mr. Sample is entitled to continue to receive his salary at the rate in effect on his termination date and any health or other insurance benefits provided by us to Mr. Sample as of the date of his termination for a period of twelve months. A “substantial breach,” as defined in the agreement, includes:

•	failure by us to pay Mr. Sample his salary, bonus or benefits;

•	failure by us to allow Mr. Sample to participate in our benefit plans generally available to senior executives;

•	failure of our successor to assume the agreement;

•	assigning to any other person any of Mr. Sample’s material duties or responsibilities; or

•	following a merger or acquisition, Mr. Sample ceasing to be president or chief executive officer.

Under the agreement, Mr. Sample is entitled to an annual base salary of $250,000, subject to increases as approved by our board of directors. We may pay up to $25,000 of Mr. Sample’s annual base salary through the issuance of shares of our common stock. Mr. Sample is also eligible for a bonus of up to $125,000 payable in cash or shares of our common stock if he meets certain performance objectives set by our board of directors. Mr. Sample’s target bonus is subject to increases as approved by our board of directors. Under the agreement, we granted Mr. Sample an option to purchase up to 1,476,789 shares of our common stock subject to future vesting. We also reimbursed Mr. Sample for relocation expenses.

During the term of the agreement and ending on the first anniversary of his termination date, Mr. Sample has agreed not to:

•	participate or engage, directly or indirectly, in any business activities undertaken by us in any part of the United States where we are doing business; or

•	solicit or endeavor to entice away from us any of our employees, customers or clients.

Offer Letter Agreement with Vincent E. Estrada

In August 2005, we executed an offer letter with Mr. Estrada, pursuant to which Mr. Estrada was offered a position as our Chief Financial Officer. Mr. Estrada’s employment relationship with us is at will and either we or Mr. Estrada may terminate the relationship at any time with or without cause. Pursuant to the offer letter, we granted Mr. Estrada an option to purchase up to 325,000 shares of our common stock subject to future vesting. If we terminate Mr. Estrada’s employment without “cause” as that term is defined in the offer letter within thirty-six months of his hire date, then these options will continue to vest for an additional twelve months following his termination date and he will have twelve months from the final vesting date to exercise those options. We also provided Mr. Estrada with reimbursement for relocation expenses.

Compensation of Directors

The following table provides compensation information for the one year period ended December 31, 2006 for each non-employee member of our Board of Directors. No member of our Board employed by us receives separate compensation for services rendered as a member of our Board.

Director Compensation

					Change in
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name(1)	Cash(1)	Awards	Awards(2)	Compensation	Earnings	Compensation	Total

Stuart H. Altman	$6,000	—	$90,375	—	—	—	$96,375
Michael G. Bronfein	$7,000	—	$24,333	—	—	—	$31,333
John K, Clarke	$8,000	—	$24,333	—	—	—	$32,333
Frances M. Keenan	$7,000	—	$52,483	—	—	—	$59,483
James A. Oakey	$8,000	—	$24,333	—	—	—	$32,333
Thomas G. McKinley	$8,000	—	$24,333	—	—	—	$32,333
Ralph C. Sabin	$7,000	—	$24,333	—	—	—	$31,333

(1)	Represents fees earned in 2006 pursuant to our Compensation Policy for Non-Employee Directors in 2006, as discussed above.

(2)	The dollar amounts in this column represent the compensation cost to the Company for the year ended December 31, 2006 of stock option awards granted in and prior to 2006. These amounts have been calculated in accordance with SFAS No. 123R using the Black-Scholes-Merton model and the assumptions outlined in Note 2 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 13, 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Annual Cash Compensation.  For fiscal year 2006, each non-employee director received $1,000 for each Board meeting attended, and $1,000 for each committee meeting attended whether attendance was in-person or by telephone or video conference). Directors who are employees receive no compensation for their services as directors. All directors, however, received reimbursement for out-of-pocket expenses of the directors associated with attending Board and committee meetings.

Prior to becoming a public company on April 5, 2006, non-employee directors did not receive any cash compensation for their services. All directors, however, received reimbursement for out-of-pocket expenses of the directors associated with attending Board and committee meetings prior to becoming a public company.

Equity Compensation.  The Equity Incentive Plan provides for the discretionary grant of non-qualified stock options to non-employee directors. During 2005, each non-employee director received a grant of non-qualified stock options for 50,000 shares of common stock. These options contained an “early exercise” provision. Upon early exercise of the option, the members of the board of directors receive restricted common stock. All grants of restricted common stock vested 25% in 2006, and vest ratably each month thereafter for an additional 36 months if the director continues to provide service to the Company. If the restricted stock does not vest because the required service period is unmet, the Company has the option to reacquire the restricted common stock for the lesser of the amount paid by the director to acquire it or the fair value of the common stock at the call date. During 2005 and 2006, non-employee directors exercised options to purchase 250,000 shares and 100,000 shares of restricted common stock, respectively. In 2006, Mr. Bronfein and Ms. Keenan each acquired 50,000 shares of restricted common stock.

APPENDIX A

AMENDMENT TO
VISICU, INC. EQUITY INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) is adopted effective as of          , 2007, by VISICU, Inc., a Delaware corporation (the “Company”).

Recitals

WHEREAS, the Board of Directors of the Company finds it desirable and in the best interests of the Company to increase the maximum number of shares of common stock of the Company authorized for issuance under the VISICU, Inc. Equity Incentive Plan (the “Plan”).

NOW, THEREFORE, the Plan is hereby amended as follows:

The first paragraph of Section 4 of the Plan is amended to read in its entirety as follows:

“4. Shares Available for the Plan; Maximum Awards

Subject to adjustments as provided in Section 7(d) of the Plan, in each calendar year during any part of which the Plan is in effect, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed (i) two percent (2%) of the total shares of Common Stock outstanding on the first day of such year, plus (ii) the number of shares determined under clause (i) for prior calendar years that were not awarded under the Plan. In addition to the foregoing, and subject to adjustments as provided in Section 7(d) of the Plan, the Company may issue an aggregate of up to 400,000 additional shares of Common Stock, with respect to Awards made in 2007 in connection with the hiring and retention additional executives to expand the management team. No more than an aggregate of 12,900,000 shares of Common Stock may be issued pursuant to incentive stock options intended to qualify under Code section 422. The Company shall reserve such number of shares for Awards under the Plan, as described in this paragraph, subject to adjustments as provided in Section 7(d) of the Plan.”

IN WITNESS WHEREOF, this Amendment has been executed to be effective as of the date and year first above written.

VISICU, Inc.

By:

Date:

APPENDIX B
VISICU, INC.
PLEASE MARK VOTE IN OVAL USING DARK INK ONLY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

1.	To elect three directors for a three-year term ending in 2010.	For All 0	Withhold All 0	For All Except 0	2.	To approve an increase in the number of shares of the Company’s Common Stock that may be issued under the Company’s Equity Incentive Plan.	For 0	Against 0	Abstain 0
	Michael G. Bronfein						For	Against	Abstain
	Van R. Johnson Brian A. Rosenfeld				3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors.	0	0	0

					4.	To act upon any other matter which may properly come before the Annual Meeting or any adjournments or postponements thereof.

	(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name below.)					To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

									☐

						This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, the proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2 and 3.

							Date:

						Signature of Stockholder

						Signature of Stockholder

						Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
é FOLD AND DETACH HERE é
YOUR VOTE IS IMPORTANT!
EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

ANNUAL MEETING OF STOCKHOLDERS OF
VISICU, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 26, 2007
     The undersigned hereby appoints Vincent E. Estrada and Gary Sindler, and each of them, with full power of substitution to each, as attorney and proxy of the undersigned, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Visicu, Inc. (the “Company”) to be held at Baltimore International College, 206 East Redwood Street, Second Floor, Baltimore, Maryland 21202, on Thursday, July 26, 2007 at 9:30 a.m., local time, and at any adjournments or postponements thereof, upon and in respect of the following matters, and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     The undersigned hereby acknowledges receipt of a copy of the Company’s 2006 Annual Report and Notice of Annual Meeting and Proxy Statement relating to the Annual Meeting. The undersigned revokes all proxies heretofore given for said Annual Meeting and any adjournments or postponements thereof.
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING A WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.
     THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON(S) SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 3.
(Continued and to be signed on the reverse side)